Exhibit 99.2
On April 26, 2012, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan David Bank RBC Capital Markets John Janedis UBS Securities Peter Stabler Wells Fargo Securities Matt Chesler Deutsche Bank Securities	Michael Nathanson Nomura Tim Nollen Macquarie Anthony DiClemente Barclays Capital James Dix Wedbush Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning and welcome to the Interpublic Group first quarter 2012 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning.  Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our first quarter  results.  As usual, I’ll start out by covering the key highlights of our performance.  Frank will then provide additional detail on our quarter.  I’ll conclude with an update on our agencies and full-year outlook, to be followed by Q&A.

Beginning with revenue, in the first quarter our organic growth rate was 2.8%.  Our comparison to last year was the most challenging among our peer set, because of our industry-leading 9.3% organic revenue growth in Q1 a year ago.  Given this difficult hurdle, our 2.8% organic growth represents a solid result.

Regionally, we were led by double-digit growth in AsiaPac, fueled by a broad cross-section of our agencies, followed in turn by growth in LatAm, the U.S. and U.K.  Revenue decreased in Continental Europe, where macro-economic conditions, not surprisingly, continue to pose a challenge.

We saw growth at our IAN segment, which consists of our global advertising networks, our media operations, the U.S. integrated independents and our digital specialty agencies.  CMG’s strong performance reflects the continuing growth of our marketing services specialist agencies in public relations, that is Weber and Golin, experiential and sports marketing, as well as branding and identity.

Once again, digital services made a very strong contribution to our growth.  This was true for the embedded capabilities at all of our global advertising networks, within Mediabrands, at the U.S. integrated independent agencies and across the marketing services agencies that are a part of CMG.  It was also the case at our digital specialist agencies, which continue to show strong growth and are making good progress in extending their service offerings and broadening their geographic reach.

Turning to our client sectors, we had double-digit growth in the auto & transportation and retail sectors, as well as growth in financial services and food & beverage.

The tone of continuing business remains solid, but we did experience the negative revenue impact, related to last year’s account activity, that we identified on our last call.  Those headwinds were mainly felt in our consumer goods and tech & telecom sectors, both domestically and internationally.

Turning to operating expenses, results in the quarter reflect continued, careful cost management.  This type of discipline is something that we trust you have come to expect from this management team.

Our Q1 seasonal operating loss was $39 million, a 13% improvement compared to a loss of $45 million a year ago.  On a trailing-twelve-month basis, our operating margin was 9.8%, maintaining our performance for the full year 2011 — a level of profitability that Interpublic had not achieved in over a decade.

Other Q1 highlights saw continued progress in decreasing outstanding shares and reducing our debt.

During the quarter, we repurchased a further five million shares, using $53 million, along with our quarterly common stock dividend of $26 million.  Given the seasonality of our cash flows, we chose to moderate the pace of our repurchase activity in the year’s first quarter.

For the twelve months ending March 31, we have returned over $550 million to our shareholders, via common dividends and the repurchase of 46 million shares.  This is an accomplishment of which we are proud, and one that speaks to our confidence that we can continue to build on the strong performance and positive momentum of recent years.

Another area in which we have taken significant strides is in strengthening our balance sheet and overall financial position.  In late March, we took another positive step in this regard by retiring our $400 million 4.25% convertible notes, which eliminates 33 million shares from our diluted share count.  Concurrently, we issued $250 million of new ten-year senior notes with a 4.00% coupon, thereby lowering our total debt by $150 million as a result of these two transactions.

With the first quarter behind us, we remain solidly on track to deliver on our 2012 targets, as we continue to drive value for our key stakeholders going forward.  I’ll turn things over to Frank now for some additional color and join you after his remarks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of our results:

•	Organic growth was 2.8% in Q1, which, as Michael pointed out, was on top of industry-leading organic growth of 9.3% a year ago.

•
We continued to narrow our Q1 seasonal operating loss, which was $39 million this year.  Compared to last year’s first quarter, we drove 50 basis points of operating leverage from our office and general expenses, primarily on occupancy costs.

•	Trailing-twelve-month operating margin was 9.8%. The conversion rate on our constant currency revenue growth to operating profit for the trailing twelve months remains in excess of 30%.

•	Our Q1 earnings per share was a seasonal loss of $0.10, the same level as a year ago.

•
We maintained strong liquidity, with $1.59 billion of cash and marketable securities on the balance sheet at quarter end, compared with $1.85 billion a year ago.  That comparison includes having used over $700 million to repurchase shares, pay common dividends and pay down long-term debt over the past twelve months.

•
The retirement of our convertible notes in the first quarter dramatically reduces our dilutive share count, while our deleveraging is the latest step in a series of moves that has seen us lower our debt by $730 million the past four years, significantly strengthening our financial position.

Turning to slide 3, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.  Our average basic share count for the quarter was 438 million, compared with 476 million a year ago, a decrease of 8%.  During Q1, we repurchased five million shares, at an average cost of $10.61.  We had $298 million remaining on our Board authorization as of March 31.

Turning to operations on slide 4, beginning with revenue.  Revenue in the quarter was $1.51 billion, an increase of 2.2%.  Compared to Q1 2011, the impact of changes in exchange rates was negative 110 basis points, while net acquisitions and dispositions added 50 basis points.  The resulting organic revenue increase was 2.8%.  The tone of business was solid across most of our businesses and regions of the world, although our growth rate also reflects the revenue headwinds that Michael mentioned earlier.

As you can see on the bottom half of this slide, our Integrated Agency Networks segment grew 1.7%, on top of 9.7% a year ago.  Organic growth at our CMG segment was 8.6%, with solid performance across the marketing services portfolio, led by strong regional growth in AsiaPac, the U.K. and Latin America.

Moving on to slide 5, revenue by region:

•	In the U.S., we had 2.7% organic growth. Our independent agencies, Lowe and Partners, Worldgroup and our specialty digital agencies all had a strong quarter.

•	Turning to international markets, again focusing on organic growth:

o	U.K. increased 2.5% on top of 9.2% growth in Q1 2011. Growth was fairly broad-based across our agencies and disciplines, as well as client sectors.

o	Continental Europe decreased 5.5% in Q1. Macro conditions continued to weigh on client spending, while last year’s account losses also weighed on performance.

o
AsiaPac organic revenue growth was 16.9% in Q1, which is a terrific result on top of double-digit growth a year ago.  We saw strong growth in media, marketing services and at McCann.  We had double-digit increases in Australia, China and Japan.   Reported growth was 21.7%, which includes revenue of our recent acquisitions in that region.

o
In LatAm, Q1 organic revenue growth was 4.4%, on top of double-digit growth in Q1 2011.  We were led by the strong regional offerings of McCann, Lowe and CMG.  R/GA offices in São Paulo and Buenos Aires also contributed.

o	Our “Other Markets” group decreased 2.8%, due to decreases in the Middle East and Canada, partially offset by growth in South Africa.

On slide 6, we chart the longer view of our organic revenue change on a trailing-twelve-month basis.  The most recent data point is 4.7%, which is updated to include Q1 2012.

Moving on to slide 7 and our operating expenses: total operating expenses increased 2.2% organically compared to last year.  Our operators continue their effective focus on expense management.  For the trailing twelve months, operating expenses increased only 3.1% organically, well below organic revenue growth of 4.7% during the same period.

Total salaries and related expenses were 73.3% of revenue in Q1, compared to 73.2% of revenue last year.  On a trailing-twelve-month basis to March 31, total salaries and related expenses were 62.8%, compared to 63.5% for the same period a year ago.  Again, we tend to recognize expenses relatively evenly across the four quarters, while Q1 reflects the seasonality of our revenue.

•
Our total headcount at quarter-end was 42,500, a year-on-year increase of 1.6%.  The increase reflects our investment in growing disciplines such as media and public relations, and in digital services throughout our agencies.  It also reflects growth in markets such as China, India and Brazil.  Offsetting these investments were net reductions in certain markets, such as Continental Europe, where our focus has been managing our workforce to the appropriate revenue base.

•	Severance expense was 1.4% of Q1 revenue, compared with 1.6% a year ago.

•	Incentive expense in the quarter was 4.4% of revenue both this year and a year ago. For the full year, we continue to expect incentive expense to remain in the range of 3.5% to 4.0% of revenue.

Turning to Office & General expenses, on the lower half of this slide:

•	O&G was $441 million, an increase of less than one percent, both organically and reported. O&G expense was 29.3% of revenue, compared to 29.8% a year ago.

•	Underneath that 50 basis point improvement, we drove 40 points of leverage on occupancy expense, which was due to both our revenue growth and lower lease expense.

On slide 8, we show our operating margin improvement on a trailing-twelve-month basis, with the most recent data point of 9.8% for Q1 2012.  As we said on our Q4 call, our target level for this year is to improve at least 50 basis points, on the way to our objective of fully competitive profitability over the next few years.

Turning to the current portion of our balance sheet, on slide 9.  We ended the quarter with $1.59 billion in cash and short-term marketable securities, compared with $1.85 billion a year ago, a decrease of approximately $270 million.  The comparison includes over $550 million returned to shareholders over the last twelve months in the form of share repurchases and common stock dividends, as well as a net debt reduction of $150 million in our long-term debt.  We also had a net cash inflow last year of $134 million from the sale of approximately half of our interest in Facebook.

On slide 10 we turn to cash flow for the quarter:

•	Cash used in operations was $498 million, compared with a use of $801 million a year ago.

•
As a reminder, cash flow in our business is seasonal.  Working capital tends to generate cash in the fourth quarter, which is followed by the use of cash in the first quarter.  In this year’s first quarter, cash used in working capital was $445 million, compared with a use of $736 million a year ago.  We pointed out in our last conference call that we expected to see more moderate cash use in Q1 this year, as the follow-on to more moderate cash generation in the preceding fourth quarter.

•	In Investing Activities, we used $21 million in Q1, primarily for cap-ex.

•	Our Financing Activities used $229 million, which includes net debt reduction of $150 million. We also used $53 million for share repurchases and $26 million on our quarterly common stock dividend.

•	The net decrease in cash and marketable securities in the quarter was $729 million.

On slide 11, you see our total debt outstanding at quarter end and at year end, from 2007 through Q1 2012:

•	This depicts our reduction of total debt, which has seen us take total debt from $2.35 billion at the end of 2007 to $1.62 billion at the end of March 2012, a decrease of $730 million.

•
By retiring the convertible notes in Q1, we eliminated 33 million shares from our diluted share count.  For EPS purposes, since the retirement occurred near the end of the first quarter, you should be aware that we will show a reduction for the full year of approximately three-quarters of that total, with the entire 33 million out for next year.

•	It is also worth noting that at the end of February, S&P upgraded our outlook to positive. And just last week, Fitch reaffirmed our investment-grade rating, with an outlook of stable.

•	Looking ahead, over the next 12-18 months we will have additional opportunities for debt reduction and to further improve our balance sheet and reduce our effective cost of debt.

In summary, on slide 12, we are pleased with our performance in the quarter.  We saw organic growth that reflects the strength of our offerings and our globally diverse businesses.  We continued to effectively manage costs and believe we remain on track to deliver our financial objectives for the year.

Now, let me turn it back over to Michael.

Mr. Roth:
Thank you, Frank.

As you can see, our first quarter performance represents a solid beginning to 2012.

Organic revenue growth on top of a very strong Q1 last year demonstrates that our agencies continue to be highly competitive in the marketplace.  And contributions came from across our portfolio.

The companies within CMG continue to win market share, and we are leading the industry in areas such as PR, experiential and sports marketing.  Other growth drivers in the quarter included our U.S. integrated independents, Mediabrands and Lowe.  Across the group, digital services were strong.

During our recent talent review meetings with our major operators, one of the recurrent themes has been the speed at which we continue to adapt our various offerings to meet the demands of marketing in a digital world.  Whether it be at Mullen or Deutsch, Weber Shandwick or UM — at least half and as many as three in four new hires coming on-stream are individuals who bring digital expertise into our agencies.

We continue to see the benefits of our digital strategy in which the primary pillar is embedding digital talent at all of our agencies.  Of course, having best-in-class digital specialists, like R/GA, HUGE and MRM, as well as leading-edge offerings such as Cadreon and The Audience Platform, further enhances our digital capabilities and our overall performance.

Since the beginning of the year, we have begun to build new business momentum and we are net new business positive for the first quarter.

The Commonwealth win at McCann will see us add meaningful incremental GM markets and revenue internationally.  Worldgroup has also added a number of wins in its healthcare group.  Draftfcb made good strides in replacing its SCJ revenue domestically, with digital and CRM wins on Cox Communications and Discover Card, and also had significant assignments on the healthcare front.  Our U.S. independents and Mediabrands had strong new business in the quarter.

The new business pipeline is solid.  At this time last year, we had a number of major clients in review.  That is not currently the case.  Instead of defending, we are involved in a number of new business opportunities in which there is significant upside.

It also bears mention that our performance in the emerging economies remains strong.  Coming off combined organic revenue growth greater than 25% in Brazil, India and China in Q1 of 2011, we saw additional double-digit growth in this group during the first quarter.

This result was led by China, where our CMG agencies, McCann and Mediabrands led the way.  Draftfcb also won a number of important new clients in the market.  In Brazil, performance was led by Lowe, CMG and R/GA.  McCann also performed well in LatAm.  In India, we have a very significant market presence overall, with Draftfcb, Lowe and McCann all having outstanding agencies.

As you saw last year, we have begun to be more active on the M&A front.  We do not see any area of vulnerability in our portfolio, but we are committed to investing in targeted transactions that enhance our agency brands, particularly in high-growth capabilities, such as digital and marketing services, as well as high-growth geographic markets.

There has never been a greater need for informed advice as companies in every industry and all regions of the world seek to navigate an increasingly complex digital, media and consumer ecosystem.  We are well positioned to capitalize on these opportunities.

In summary, we are pleased with the Q1 results.  We know that Q1 is our smallest revenue period seasonally.  And, while the headwinds we are facing will be less pronounced in the second half of the year, we have consistently cautioned against putting too much weight on a single quarter’s results.

That said, we remain comfortable with the full-year 2012 goals of 3% organic revenue growth and at least 50 basis points of operating margin improvement that we shared with you on our last call.  We are solidly on track to deliver on those targets.

The significant deleveraging we have undergone and the strength of our balance sheet provide additional, powerful levers that should allow us to continue to support the needs of the business, return capital to our owners and drive shareholder value.

The challenge for our management teams and for our people is to remain focused on the needs of our clients and building their businesses, which in turn will allow us to build on our success and create sustained value going forward. . . .

QUESTIONS AND ANSWERS

Operator:
. . . .  Alexia Quadrani of JPMC, you may ask your question.

Alexia S. Quadrani, J.P. Morgan:
Thank you.  If you could give us a bit more detail on the impact of the client losses you were dealing with in the quarter.  Was January the first month of the revenue loss from SC Johnson, and do you think we’ll be hit with the same sort of magnitude in the second quarter?  And then, when do you circle past or through any other notable client losses that are still impacting the quarter?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia.  Good morning.  Well, we had indicated actually, and we started to see in the loss of SC Johnson in December of last year, so it didn’t wait until January before we saw the impact.  What we said in our call was that we expected about 2% to 3% of headwinds for the full year, and what we indicated it was over weighted, if you will, in the first half of the year.  So we will continue to see those headwinds certainly through the first six months, but we will continue to see some headwinds through the balance of the year.

If you use — what’s interesting about the headwinds is that it’s somewhat over weighted in the U.S., LatAm and continental Europe, which explains some of the lower organic growth numbers that we’re putting out there with respect to those markets.  So if we use the first half of the year, if we use anywhere from 3% to, say, 3.5% in terms of headwinds, that should give you a good idea.  And that should start trailing off towards the end of the year.

Ms. Quadrani:
And, another, were there anything else real sizeable that also, I guess, above the normal course of business that also impacted Q1?  Or is it really the SC Johnson?

Mr. Roth:
Obviously that was a big factor.  Of course, we had the Microsoft media and we did have the Home Depot media flowing through.  But again, Alexia, if we look at it from a full-year perspective, when we say we’re comfortable with 3% organic, that takes into account the headwinds and basically how we see the flow-through impact of that throughout the year.

Ms. Quadrani:
So it sounds like if the headwinds are the same and not getting any worse, maybe even getting a little bit better in Q2, and comps get a little bit easier, we should see, or I guess there’s — I know you don’t give quarterly guidance — but there’s reasons to believe things get a little bit better in the second quarter in terms of top line.

Mr. Roth:
It only took you a few minutes before you asked already about the second quarter, Alexia.  But, look, we — again, we don’t give quarterly results forecasts, we look at it from a full year.  Obviously, there’s some new, there’s some opportunities in new business wins.  That will factor into our results.  So all we can say is that you see the existing headwinds that we have.  We’re comfortable with our overall objective.  I hope to see some good positive announcements on some of the new business opportunities we’re seeing.  And all of that will impact our second quarter results.

Ms. Quadrani:
All right.  Just one more, bigger-picture question.  On McCann in the U.S. — I know you highlighted in some of your prepared remarks about the strength you’re seeing outside the U.S. — in the U.S. itself, are you seeing, did you see growth year-over-year at McCann?  And, any color on where McCann is versus where you hoped it to be at this point?

Mr. Roth:
McCann, obviously, we’ve made continuing investments in new talent in McCann, and just recently I met with the senior management team there.  I’m feeling real good about our leadership at McCann and where that’s heading.  They have terrific plans in terms of opportunities that are out there.  Of course, once in a while you see some losses, and I’ll anticipate the question before it comes: we just recently saw a movement of some business out of McCann L.A.  Not significant in terms of dollars but it is with Nestlé.  On the other side, you’ll see an announcement recently of McCann U.S. winning a new project with Nestlé Water.  So that’s the nature of our business.  We win some business.  We lose some business.  When we give you a full-year forecast, it factors in all the business opportunities and potential business we see.

Ms. Quadrani:
All right, thank you very much.

Mr. Roth:
Thank you, Alexia.

Operator:
David Bank of RBC Capital, you may ask your question.

David Bank, RBC Capital Markets:
Thanks.  Two questions.  The first is, if you look at the growth that you generated in the first quarter, and then I guess extrapolate it to your guidance for the full year, could you talk about how much of that organic growth, or how much growth is a function of new business wins versus existing clients?  And has that — did that surprise you at all in the first quarter?

And the second sort-of related question is, if you think about the agency business, you kind of win some and you lose some.  We obsess about these headwinds and stuff, but the reality is sometimes you win, sometimes you lose.  If you look at the 200 to 300 basis point headwinds, how much of the 200 to 300 basis point is really above and beyond in your mind the win-some, lose-some?  Thanks very much.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, let me talk about the first quarter.  This is the first quarter, so it’s hard to pinpoint exactly how much is new business versus not.  But it’s — the fact is, in the first quarter, the growth that we’re seeing is from our existing clients.  The roll-off of our losses we know and how that’s going to impact us, and that’s why we give you the numbers that we’ve given you.  But we won’t see new business wins impact until later on in the year. We’re starting to see some of it in the second quarter, but it should be through the rest of the year.

The other thing to keep in mind is that if you look at the organic changes in our first quarter last year, we had some very impressive organic growth in the quarter.  For example, in the U.S, we had an 8.8% organic growth in the first quarter.  So that’s a very difficult hurdle with some headwinds to overcome.  So we’re pleased with the change that we’re seeing in the United States facing that kind of organic growth.

The same when you go to LatAm.  LatAm, we had almost 14% organic growth in the first quarter last year.  So to show growth on top of that is fairly impressive.  So that’s exactly why, when we give guidance, if you will, we talk about it from a full-year perspective, because we look, anticipate some lost business.  We know what our existing client base.  We’ve already — always stated that our strength is in our existing client base.  We win some, we lose some.  And the bulk of our organic growth from our existing clients is what drives our business.  And that’s how we operate our business.

Mr. Bank:
But I guess if I could just sort of follow up.  So I think we understand that you guys have been really transparent pointing out the headwinds.  If you look at the year, is it — normally, what is the normal range of headwind is I guess what I’m asking.  Like where wouldn’t you point it out?  If it was like a 100 basis points and needed correction?

Mr. Roth:
Fair question.  Last year we had about 2% headwinds.  So to put one on top of the other, if every year we’re going in with 2% — and last year we had terrific organic performance versus our sector, so we were able to, on a full-year basis, overcome 2% headwinds.  Obviously, we’re driving to do the same for this year.  It’s only the first quarter.  We’ll be announcing some positive wins.  We have a whole year ahead of us, and so that is — if you want to keep that in mind we’ve been able to overcome those kind of headwinds before —

Mr. Bank:
Thank you.

Mr. Roth:
— and still show very strong performance.  Thank you.  Next question.

Operator:
John Janedis of UBS, you may ask your question.

John Janedis, UBS Securities:
Hi, thanks.  Frank, can you talk a little bit more on the leverage in the occupancy line?  I think you’ve got a team working on that, but is that a good run rate on an absolute dollar basis going forward?  Or were there some one-time items in there?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, there was no one-time item.  We’ve seen progress on that line for multiple quarters.  I think our centralized real estate team does a terrific job.  We’re constantly trying to co-locate agencies and markets, take advantage of scale, drive competitive pricing in markets on lease terms, and we’ve been seeing that benefit consistently.  So there’s not a real estate transaction that can get executed anywhere in the globe that doesn’t go through that group, and the group’s doing a terrific job.  And we expect them to continue to do a terrific job.

Mr. Janedis:
That wouldn’t move very much I guess for the next couple quarters?

Mr. Mergenthaler:
I don’t expect to see — again, we want to see consistent progress, John, but if you go back and track it, the magnitude of the progress over the past eight, ten quarters, we’re starting to hit a ceiling, especially as the global real estate market starts to turn and pick up.

Mr. Janedis:
Okay.  And then, can you guys talk a little bit about how your multinational clients are thinking about their spending in continental Europe, meaning, are they reallocating to other faster-growing markets outside of Europe, or are they just taking the money and pulling back on that budget?  And also, do you think we’re bottom in Europe yet?

Michael Roth, Chairman of the Board and Chief Executive Officer:
I wish I knew the answer to the question whether we bottomed — I hope we bottomed — in Europe.  Look, we had good results in the U.K.  That’s a positive sign, but obviously the rest of continental Europe is challenging, and there are pockets of light, and there’s still issues.  Our multinational clients are focused on emerging markets.  Period.  Okay?  That’s not news and frankly they go where the money is and where the opportunities are.  So that’s why it’s so important for us to have very strong offerings in those markets, whether it be LatAm, whether it be AsiaPac and the rest of China and India, but also in markets like Indonesia and Africa and Turkey.  These are markets that our clients are looking at to invest money and gain market share, and that’s where we’re going to see significant growth in the years to come.  So it’s not a question of just taking money and cutting back here and investing there.  They are investing in growth, period.  And if there’s an opportunity to invest in growth, they will spend those dollars.

Mr. Janedis:
Thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Peter Stabler of Wells Fargo Securities, you may ask your question.

Peter Stabler, Wells Fargo Securities
Good morning, thanks.  I wanted to get a little bit more color on CMG if we could.  First of all, any one-time items in there?  I know it tends to be more of a project-based business.  And, secondly, could you give us a sense of the components there?  Is this really being driven by predominantly PR?  And then, how does the visibility for you for CMG kind of compare to IAN?  Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, you’re absolutely right: the CMG business tends to be more of a project-based business.  We’re trying to get that to a model of a recurring revenue stream.  We’re making some success there.  But, clearly, it’s always interesting when we do forecasting for those businesses: because it’s a project-based business most of their business is to-be-generated, as we say.  But they consistently outperform, so we’re very comfortable with those numbers.  We’ve had a very strong market in, particularly in the PR side. Weber Shandwick and GolinHarris continue to be best-in-class.  They win awards that reflect that, but their results, more importantly, their results reflect that.  Our sports marketing group Octogon is having a very good year, as well as Jack Morton, which is our experiential marketing.  So although Weber Shandwick and PR and Golin are the biggest piece of CMG, we’re seeing good performance across all the businesses within CMG.

Mr. Stabler:
Great.  And then, wondering, you might be reluctant to provide this, but in terms of looking at Europe, if CMG has, call it, 17% of your revenue globally, are we talking about a distribution in Europe that is radically different?  Is CMG 5% of the business over there? Or —

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Without getting specific numbers, Peter, it’s small.  The distribution is smaller in Europe.  But they’ve actually invested and are growing, especially in the U.K.

Mr. Stabler:
Great.  Thanks, Frank.

Mr. Mergenthaler:
You’re welcome.

Operator:
Matt Chesler of Deutsche Bank, you may ask your question.

Matt Chesler, Deutsche Bank Securities:
Good morning.  So, it was a good start to the year.  Can you give us a sense as to, if you wouldn’t mind revealing, how this compared to your internal budget?  Whether it was revenue or profitability or both?  Just trying to get a sense whether — you gave guidance, it’s only been a month and a half and this is just the first quarter of the year — but whether you’re feeling incrementally positive or, in terms of hitting your full-year target, or whether your confidence is pretty equivalent to what it was when you first offered the guidance a month and a half ago?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I wouldn’t say that we’re solidly on track to deliver on these targets if I wasn’t comfortable with those numbers.  I hate to do this because all the accountants are going to look at me funny, but take a look at our incentive comp as an example.  We base our incentive comp on a full-year basis, and then we have to amortize it through the year.  So that is one line if you want to look at it — I don’t particularly like looking at it but I know you’re going to ask for examples so I’ll use that one: our incentive comp is in line —frankly, it’s a little higher — but it’s in line with what we forecast for the full year.  In order for us to do that we have to be comfortable with the full year, and we have to show that where our plans are coming out are consistent with that.  That’s the simplest way I can tell you that we’re comfortable with the full year.

Look, we want to drive to beat that.  That’s our objective, all right?  We set targets that we think are a bit of a stretch but are attainable and that all our business units put together plans on where they think they can do better.  So we’re comfortable where we are right now for the first quarter.  Certainly, we’ve got a lot of time left in the year, but the tone of our business all indicates that we should be able to deliver on these results.  And hopefully we’ll do a little better.

Mr. Chesler:
And a quick question for Frank.  Frank, can you sort-of lay out your thoughts as to deleveraging further from this point in time?  I mean, the way that you handled the transactions in the quarter are somewhat indicative of a, at least it’s a current desire to delever a bit so far this year, but I’m really not clear what your thoughts are beyond that point.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
I mean, Matt, you can expect to see further deleveraging for us.  I won’t put a number on it.  And we’ve got material opportunity a year from now when we’ve got some more converts out there, depending on what the share price is.  And we also have some expensive securities that mature in 2017 with a coupon of 10% that can, we can buy in or refinance at a slight premium.  So those are things you can expect this management team to be aggressive in looking at options and driving the cost of our funding down, plus probably deleveraging along with it.

Mr. Chesler:
And when you talk about deleveraging, Frank, are you talking about the multiple?  Or are you also referring to absolute pay-down of gross debt?  And just on those 10%s, when’s the first opportunity that you’re able to go at them?

Mr. Mergenthaler:
Second quarter of next year, we can go at them with a locked-in premium which is manageable, because right now they’re trading at a very expensive premium.  So we probably won’t touch them until that strike price is locked in.  And you can expect actual gross debt to come down somewhat.

Mr. Roth:
A good example of our approach to the balance sheet is, look at our debt offering.  We borrowed $250 million.  We were very pleased with our ability and our reaction in the marketplace.  It was oversubscribed many times over.  And, frankly, we could have loaded up on debt there at a very attractive rate, and we chose not to, and so we chose to take that $150 million and reduce our debt.

So I think that should give you a good indication, one, of our confidence in our ability to perform in the future and, two, where we look to see where we put our capital.  And so we — the Board authorized the new share buyback program of $300 million, which we are now starting to eat into.  So we finished the $450 million authorization.  And from a balance sheet point of view, we’re very comfortable.  But, as Frank said, we’re going to be very opportunistic in terms of the marketplace and where do we use our capital and what are the right objectives.  Our objectives are to grow our business and enhance shareholder value.  And that’s the analysis we go through every time we see an opportunity.

Mr. Chesler:
Thank you, both.

Mr. Mergenthaler:
You’re welcome.

Operator:
Michael Nathanson of Nomura, you may ask your question.

Michael Nathanson, Nomura:
Thanks, I have a couple.  Let me start with China for a second.  If you look at your AsiaPac number for this quarter, how big is China within AsiaPac?  And in terms of the business you’re winning, what’s the difference there between your CMG offerings and IAN?  So what’s driving China?  And how big is it?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well we don’t give out specific numbers by country.  We do — on AsiaPac, we do give out numbers.  Obviously AsiaPac is becoming a bigger piece of our business.  Overall, let’s assume AsiaPac is 11% or so.  And clearly China is an important part of that, although it’s certainly not the largest part of AsiaPac.

Mr. Nathanson:
Okay.  And then in terms of how do you get bigger in China, how do you go about — it’s now the fourth or fifth or maybe it’s the third-biggest advertising market in the world, so how do you get into China more aggressively?

Mr. Roth:
We are — the first thing you have to do in China is make sure you have new talent and good talent.  And if you look at, for example, we just beefed up our talent in McCann in China with the addition of Jesse [Lin] and some other people.  CMG has repositioned its offerings in China.  And so talent is what drives the business in China.  It’s kind of illusory to go out and buy businesses in China that, frankly, a year from now they’re not even going to be there.  So we will be strategic.  If we see some attractive bolt-ons, if you will, to any transactions in China, we will look at them, we’ll try to get comfortable with retention of the people and the book of business.

But our primary focus in China is to grow organically through getting great talent and working with our multinationals as well as focusing on local clients.  For example, some of our businesses, because our multinationals, have a good core agency, and they’re growing locally, which is, I think, eventually, as we go out beyond the key cities, we have to be able to have talent to focus on that growth locally.  And that’s how we’re going to grow it.

Mr. Nathanson:
Okay.  And then can I just ask one for Frank?  I guess the deleveraging happened a little bit less aggressively than maybe I would have thought given how much cash you had on the balance sheet.  So just can you walk me through the — your thinking for both you guys of — I know the rates are low, you took advantage of that, but why even go the debt market when you have so much cash on your books?  Is there just a level of cash you want to always have just in case?  So walk me through why you even tapped the debt market at this point.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Well, Mike, there’s — as Michael pointed out in his comments earlier — there are a bunch of cash calls around trying to drive shareholder value.  So we’re trying to manage our way through where we put our money against M&A, where we put our money in respect to share repurchase, where we put our money in dividends.  So we’re looking at multiple uses for our cash.

When we evaluated our options, the two things we concluded on was, one, we wanted to delever and we will continue to delever, and we wanted to do it in a way that was thoughtful and take advantage of very, very attractive markets.  So I think the transactions we did, delevering by $150 million and also tapping a very attractive debt market, I think was a very well balanced, thought-out strategy.  And I think going forward you’ll continue to see us in a similar path.  We’ll look at all options, and I think we’ll be fairly thoughtful around what we’re going to do with respect to delevering further and also tapping very attractive capital markets.

Mr. Roth:
Same kind of conversation we had on whether we do share buybacks versus dividends.  And, frankly, one of the issues that we have to address is whether the tax law is going to change and what impact that will be.  So we want to make sure we’re flexible in terms of our cash and basically to meet the objectives of our shareholders.  I mean, certainly there’s an argument, aside from not tapping the debt market at all, there’s an argument that, given rates being so low, we should’ve borrowed as much as we could and be opportunistic and then figure out what to do with the money in terms of whether it be share buyback or whatever.  We don’t want to be a knee-jerk reaction to that, but we want to make sure we’re participating.

So I think the message you should take away from what we did in the debt offering is, we were opportunistic, we saw some good rates and we took advantage of it.  We were conscious of our investment-grade rating.  And we still have one more to go, and we want to make sure by the end of the year, we’re positioned so that we finally get them to move on that, and we’re hopeful that they will.  And so all of our various constituencies are affected by whatever decision we make and by our dividend policy, by our share buyback policy, by deleveraging.  All of that rolls up into how we enhance shareholder value.  And we will continue to make those calls as they come up and as we see opportunities.  I think that’s what you want us to do in terms of our management team.

Mr. Nathanson:
Thank you.  Thank you, both.

Mr. Mergenthaler:
Thanks, Michael.

Operator:
Tim Nollen of Macquarie, you may ask your question.

Tim Nollen, Macquarie:
Hi, Tim Nollen from Macquarie.  Two questions, actually, please.  First is following up on the cost questions.  I think it’s nice to see staff costs organically rising just about in line, just below, in fact, I guess, organic revenue growth, and even better see the O&G line remaining very, very low.  Could you just let us in — do you have specific targets in mind that gets you to what you’re considering a peer-level performance a few years out in terms of those two lines?  I think I know what they are, but just want to make sure you’re on track and what those numbers are.

And then, secondly, could you please talk about what you’re seeing in terms of shifting budgets from TV, whether broadcast or cable, into online video?  Industry-wide, what you’re seeing?  And, more importantly for you, how that impacts you, if at all.  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
The shifting is the ongoing question.  Every year, everyone says TV is dead, everything’s going online.  And yet you see organic growth in TV.  So, here I go.  I mean, I’m just going to tell you — and I said it my remarks — advice, in terms of where you spend your money right now, is critical.  Analytics, in terms of where you spend your money, are critical.  Which is why we are investing our money in talent and resources and tools to make that decision.  Clearly, online spending and video and the web are all significant growth opportunities, and we have the resources and talents to work it.  But traditional TV hasn’t gone away.  Now you can look at the forecasts and say at the rate that it’s going, eventually internet is going to overtake it.  Who knows?  But right now, we have to be able to be responsive to all of that, and in some cases, traditional TV works, some cases it doesn’t.  And we do see a considerable amount of our clients’ dollars focusing on digital and web-based video.  And, certainly, the issue of the over-the-top and all these things are issues that we have to be able to address.  And, frankly, that confusion is good for us, because that’s where we earn our stripes in terms of advising our clients.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Tim, on a cost profile, and as we close the difference between where we are and competitive margins, we hope to continue to see progress against the O&G performance, although we’re starting to bottom out.  So the real leverage is going to be around staff costs.  And when you look at a fully loaded staff-cost ratio, that number has got to be less than 60%.  And right now, it’s — we’ve made significant progress, but we need — there’s still room to go.  I mean, you look at various components: it’s getting greater operating leverage out of our base salaries and being very aggressive in things like temporary labor.  And it’s an area that all of our operating groups have been extremely focused on for years, have invested aggressively against technology and tools to allow them better visibility into things like staff utilization.  And it’s the metric, quite frankly, every time Michael and I meet with our operating folks, we spend the most time on, other than revenue.  So that’s the area that if we are going to close the gap, or when we close the gap, that’s the area we need to see the greatest leverage.

Mr. Nollen:
Okay.  So even with staff costs currently rising about the same pace as organic revenue growth, you’re looking for efficiencies there that can keep that ratio down?

Mr. Mergenthaler:
Sure.  I mean, and again, I think the real estate discussion or comments we made earlier is a good case in point.

Mr. Roth:
The reference I made to the people we’re hiring have digital expertise goes to that issue.  What you have is an employee base that some of whom haven’t gotten the experience or really bought on to the new digital environment.  And when you bring in talent that is, it makes it much more efficient.  And by the way, our staff cost ratios are going up.  But organic is going up more —

Mr. Mergenthaler:
Right.

Mr. Roth:
— it’s not the same, so that’s a good sign where that happens, okay?  Because that’s where you see the leverage on our people.  And to the extent we’re able to see talent in the marketplace and bring them on board, that’s how we become more efficient going forward.

Mr. Nollen:
Okay, that’s great color.  Thanks.

Mr. Roth:
Thank you.

Mr. Mergenthaler:
Thank you.

Operator:
We have Anthony DiClemente of Barclays.  You may ask your question.

Anthony DiClemente, Barclays Capital:
Good morning and thanks.  It’s clear to me that your clients — your existing clients — need the advice on what to do in the environment, but I’m wondering if your clients are looking at digital as a way to use earned media as opposed to paid media with respect to new projects.  So that’s okay for you guys: you’re still providing the consulting.  But I’m just wondering, are they looking to do more with less?  And people talk about that in the context of social media, understating — dollars estimated on social media — understating the true activity.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah —

Mr. DiClemente:
So I’m wondering your thoughts on that.  And then a follow-up for Frank.  Thanks.

Mr. Roth:
— yeah, no, absolutely, I mean that’s the Holy Grail.  I mean, if they can start shifting that, and we can provide the tools and resources and content, right — because you need content to be able to do that — then that is certainly a key objective.  And, frankly, if we’re a part of making that happen, that’s what our tools and resources are supposed to be able to do.

Mr. DiClemente:
Making what happen exactly?  Making — allowing them to do more with less paid media dollars, making that possible?  Is that what you mean?

Mr. Roth:
Yeah, I mean, look, that’s the game on the social media, and — but you still need content, you still need things that measure it.  You still need access to the consumer and that relationship, and what else are they looking for, and how do you build that platform?  And that’s what we do.

Mr. DiClemente:
Got you.  Thanks, Michael.

Frank, what I’d love to get is a better feel for incremental margin in the model.  Not sure if there’s a clean way for you to help us with this, but, for example, if, after all is said and done for 2012, if you were to print 4% organic revenue growth, how would that flex your 50-basis-point improvement in operating margins, for example?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Well, we had said going into ’11, incremental margin on growth of 30% was a reasonable assumption.  We reiterated that on our last call.  When you look at trailing-12-months incremental margin as of 3/31, it’s north of 30%.  So if we in fact exceed the 3%, is there an opportunity to expand that 50-basis-points margin improvement?  Sure.  Right, and so a —

Mr. DiClemente:
Okay.

Mr. Mergenthaler:
— 30% assumption still is a good assumption.

Mr. DiClemente:
Well, I think that using your current numbers, it’s actually more like — I could be wrong — but it’s more like higher than 50% incremental margin as it stands.

Mr. Mergenthaler:
Well, again, if I looked at what my trailing 12 is after 3/31 it’s 38% —

Mr. DiClemente:
For —

Mr. Roth:
Yeah, when we model out and when we had our Investor Day — when we showed how our glide path, if you will, to achieving competitive margins — if we use a 30% conversion rate, that’s how we’re going to get there.  So if we do better, we get there sooner.

Mr. DiClemente:
Okay.  Thanks, guys.

Mr. Roth:
Right.

Mr. Mergenthaler:
You’re welcome.

Operator:
James Dix of Wedbush, you may ask your question.

James Dix, Wedbush Securities:
Thanks very much.  Good morning, gentlemen.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, James.

Mr. Dix:
Just two questions for you.  First, when you last reported the big account review out there was Chevy, where you got a win.  Just curious: at this point what are the big account reviews out there for you, both where you can pick up business and any significant ones where you might be defending?  And how do you look at your position on them and the likely timing of when you’ll find out?

And then, second, your severance for the quarter was really dead in-line with what I was expecting.  Just want to know if you could give a little color as to where you are expecting severance for the year as a percent of revenue, especially given the geographic trends — growth trends — you’re seeing, in particular the declines in Europe.  Although you’ve been fairly vocal about saying you have not expected a lot of growth in Europe this year.  Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah.  The two biggest pitches out there, frankly, are opportunities for us.  One is Unilever media.  As you may know, right now the bulk of our Unilever media is in Latin America, and we’re very comfortable with where we stand on that.  And we view our opportunities with respect to inroads on the global media pitch hopefully will be positive, and we’re actively engaged in that discussion as we speak.  So the downside on that one is not significant.  The upside we think could be very beneficial to us.

The other one is the Bank of America.  There, Hill Holliday is leading our pitch there.  We have an existing relationship with Hill Holliday and Bank of America, which is outstanding.  We certainly are comfortable, and we believe our existing business is solid, and we view that as an opportunity as well.

We don’t have any other big pitches.  We have the Post Office with respect to Campbell-Ewald and Draftfcb.  That, as you may know, has been extended, so that will play out towards the end of the year.  The other two pitches we would hope to see in the first half of the year resolve.  But we don’t have any other big clients up for review, and, frankly, which is why my comment was I think our opportunity is on the upside in terms of new business.

Mr. Mergenthaler:
James, on severance —

Mr. Dix:
Great.

Mr. Mergenthaler:
— for the first quarter, the majority of the severance was in Europe. For the full year, we start with guiding people to 1%.  We’ve trended over that for the last few years. Probably 1.5% of revenue is a reasonable number, and I think that the variable in that discussion again is Europe.

Mr. Dix:
Okay, great, that’s what I was looking for.  Thank you.

Mr. Mergenthaler:
Great.  You’re welcome.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you very much for joining us.  We look forward to our call with respect to our second quarter results.  Thanks for joining us.  Bye.

Operator:
This concludes today’s conference call.  Thank you for your participation.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.